Exhibit 10.21

PUBLIC MEDIA WORKS, INC.

PROMISSORY NOTE

This PROMISSORY NOTE AGREEMENT (this “Agreement”) is made as of the 1st day of June, 2004 by and among PUBLIC MEDIA WORKS, INC., a Delaware corporation (the “Company”), and Mike Wittlin (“Mr. Wittlin”.)

THE PARTIES HEREBY AGREE AS FOLLOWS:

PROMISSORY NOTE.

Mr. Wittlin agrees to contribute as debt under the terms of this Promissory Note the amount of Two Hundred  and Twenty Five Thousand Dollars ($225,000.00) for a period of one year.  This Promissory Note shall accrue interest at a rate of six percent per annum (6%) which shall be added to the principal investment amount at the end of the term.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PUBLIC MEDIA WORKS, INC.

By:	/s/ TOM SZABO
Name:	TOM SZABO
Title:	Chief Executive Officer

/s/ MIKE WITTLIN
MIKE WITTLIN